EXHIBIT 99.1

News Release

Contact: Michael A. Stivala

President and Chief Executive Officer

P.O. Box 206, Whippany, NJ 07981-0206

Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Appoints Terence J. Connors and William M. Landuyt to an Expanded Board of Supervisors

Whippany, New Jersey, November 16, 2016 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that, at its regular meeting held on November 15, 2016, the Partnership’s Board of Supervisors unanimously approved an increase in the number of independent members of the Board of Supervisors from seven to eight, and elected Terence J. Connors and William M. Landuyt to fill the two vacancies following the increase in the size of the Board.  Both actions are effective as of January 1, 2017.

Messrs. Connors and Landuyt were each elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently planned for Spring 2018. At that meeting, under the current Partnership Agreement, all Supervisors will be elected by the Partnership’s Common Unitholders.

Mr. Connors brings to the Board nearly 40 years of public accounting experience. Mr. Connors retired in September 2015 from KPMG LLP, where he served as professional practice partner, SEC Reviewing Partner and as a member of KPMG’s board of directors (2011-2015), where he chaired the Audit, Finance & Operations Committee. Prior to joining KPMG in 2002, he was a partner with another large international accounting firm. During his career, he served as a senior audit and global lead partner for numerous public companies, including Fortune 500 companies. Mr. Connors currently serves as a director and audit committee chairman of the largest privately-held automotive parts remanufacturer in the world.

Mr. Landuyt brings to the Board nearly 40 years of successful investment and senior executive management experience in a broad range of public and private businesses across several different industries, and has held a number of board directorships.  Since 2003, Mr. Landuyt has served as a Managing Director at Charterhouse Equity Partners, LLC, a private equity firm with a focus on build-ups, management buyouts, and growth capital investments primarily in the business services and healthcare services sectors, and has served on the Boards of Directors of a number of portfolio companies of that firm.  Prior to that he served as Chairman of the Board, President and Chief Executive Officer of Millennium Chemicals, Inc. (“Millennium”) and from 1983 to 1996 he served in several senior executive positions with Hanson Industries (“Hanson”), including Vice President and Chief Financial Officer and ultimately Director, President and

Chief Executive Officer.  Hanson and Millennium were both previous owners of the Partnership or its predecessor through 1996 and 1999, respectively.  Prior to joining Hanson Industries, Mr. Landuyt served for six years as a Certified Public Accountant and auditor at Price Waterhouse & Co where he rose to the position of Senior Manager.  Mr. Landuyt has previously served on the Boards of Directors (including their Audit and Compensation Committees) of public companies, including Bethlehem Steel Corp., MxEnergy Holdings, Inc., a leading retail marketer of natural gas and electricity contracts, and Top Image Systems, Inc. Mr. Landuyt is also the Co-Founder and Executive Director of Celtic Charms, Inc., a non-profit therapeutic horsemanship center serving people with physical and cognitive disabilities and disorders.

In announcing these new appointments, Chairman of the Partnership’s Board of Supervisors, Harold R. Logan, Jr., said, “We are extremely pleased to welcome Terry Connors and Bill Landuyt to Suburban’s Board of Supervisors. Together they bring to us a wealth of public accounting, senior executive and Board directorship experience, across a broad range of industries, which will serve the Partnership well in light of our long-term strategic growth initiatives.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through more than 675 locations in 41 states.

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